Exhibit 10.1
[Letterhead of General Cable Corporation]
June 4, 2015
Michael T. McDonnell
Dear Mike:
I am pleased to offer you the position of President and Chief Executive Officer of General Cable Corporation (the “Company”). This offer letter will serve to define the terms and conditions of our offer to you.
Location
Your position will be based in Highland Heights, Kentucky, with domestic and international travel to other locations as necessitated by the Company’s business.
Start Date
Your start date will be mutually agreed upon and is expected to be around July 1, 2015 (your actual start date is referred to as the “Effective Date”).
Position and Duties
You shall report to the Board of Directors of the Company (the “Board”) and shall perform the duties and functions incumbent with your position and such other duties as reasonably determined and assigned by the Board. Your employment will be subject to compliance with all the Company’s policies, including the Code of Ethics and Business Conduct, all as may be amended from time to time.
Base Salary
Your annual base salary will be $925,000, and will be paid in accordance with the Company’s normal payroll procedures. Your annual salary shall be subject to review each year by the Compensation Committee of the Board (the “Compensation Committee”) at the same time as it reviews other executive officers’ compensation. Your annual base salary may be increased at the discretion of the Compensation Committee, but your annual base salary may not be decreased without your consent, unless such decrease is consistent with an across the board decrease in all executive officers’ base salary.
Annual Incentive Compensation
You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) as in effect from time to time. Your annual AIP target will be 100% of your base salary, and your 2015 AIP target will be prorated based on the Effective Date ($462,500 based on a July 1, 2015 Effective Date). The maximum AIP payout is 200% of target. The Compensation Committee will establish the performance goals for the AIP each year. Payment of any AIP bonus will be made at the same time as AIP bonuses are paid to other executive officers of the Company. The AIP is subject to change in the Board’s discretion.
Sign-On Bonus
You will be eligible to receive a sign-on bonus of $500,000, which shall be paid in cash within 60 days after the Effective Date, if you are employed in good performance standing on the payment date, as determined by the Board. If you voluntarily terminate employment other than for Good Reason (as defined in the Executive Severance Plan, as defined below) or your employment is terminated for Cause (as defined in the Executive

Severance Plan), in either case within two years after the Effective Date, you will be required to reimburse the Company for a prorata amount of the sign-on bonus. The prorata amount will be determined by multiplying the sign-on bonus by a fraction, (i) the numerator of which is 730 minus the number of days worked since the Effective Date and (ii) the denominator of which is 730. You agree to authorize the Company to set-off monies owed to the Company against any monies owed to you.
Long Term Incentive Compensation
You shall be eligible to participate in the General Cable Stock Incentive Plan (the “Equity Plan”) as in effect from time to time. Your annual long-term incentive compensation target will be $3,600,000, commencing in 2016. The Equity Plan is subject to change in the Board’s discretion.
Upon the Effective Date, the Company will grant you the following equity grants under the Equity Plan, upon approval by the Compensation Committee:

1.	Stock Options to purchase shares of Company common stock (“Common Stock”), with a target value of $2,000,000 and in the form of grant agreement attached as Exhibit A.

2.	Restricted Stock Units with respect to shares of Common Stock, with a target value of $2,500,000 and in the form of grant agreement attached as Exhibit B.

3.	Performance Units with respect to shares of Common Stock, with a target value of $2,500,000 and in the form of grant agreement attached as Exhibit C.
Benefits
The Company offers a comprehensive benefits program that includes a 401(k) savings plan including company matching and retirement contributions, medical, dental, vision, and life insurance plans, short and long term disability insurance, and a deferred compensation plan including a benefits equalization component. You will be eligible for these programs according to the terms of the plans.
You will be eligible for three weeks of paid vacation annually during your employment, which you will begin accruing on the Effective Date, in addition to the Company’s paid holidays, subject to the terms of the Company’s vacation and paid time off policies and procedures.
The Company shall have the right, from time to time and in its sole discretion, to modify and amend all plans and benefits provided to its employees.
Relocation
You will be entitled to relocation benefits for you and your immediate family’s move to the Highland Heights area from Houston, Texas in accordance with the Company’s Tier I Relocation Policy, provided that you remain employed by the Company through the applicable reimbursement date. You will receive tax assistance consistent with Company practice for certain relocation expenses permissible by law. Specific details are provided in the Tier I Relocation Policy document.
The Company understands that, while you will move to the Highland Heights area on or before the Effective Date, your immediate family may not move until a later date. The relocation benefits under the Company’s Tier I Relocation Policy will be available for your immediate family’s move to the Highland Heights area from Houston during the period ending 24 months after the Effective Date. The Company will provide you with temporary housing for six months after the Effective Date, in a furnished apartment provided by the Company and agreeable to you. The Company shall pay the rent and all utilities for such temporary housing for the six month period. If you choose to remain in temporary housing after such six month period, you shall be responsible for all expenses of temporary housing.
Executive Severance Plan
You shall be an Eligible Employee under the General Cable Corporation 2014 Executive Officer Severance Benefit Plan, as in effect from time to time (the “Executive Severance Plan”), and, accordingly, you shall be eligible for severance benefits in accordance with the terms of the Executive Severance Plan.
Recovery of Incentive Compensation
You agree that all incentive compensation, including cash and equity awards payable to you under this offer letter or otherwise, shall be subject to any applicable clawback policy adopted by the Board and all other applicable Company policies, consistent with applicable law.
Section 409A
Any payment under this offer letter that is subject to the requirements of section 409A of the Internal Revenue Code shall be made in a manner and upon an event permitted by section 409A. With respect to payments that are subject to section 409A, (i) amounts that are payable upon your termination of employment may only be made upon a “separation from service” under section 409A, and shall be subject to the six month delay applicable to specified employees, if applicable, (ii) each payment shall be treated as a separate payment for purposes of section 409A, (iii) in no event may you, directly or indirectly, designate the calendar year of any payment, and (iv) reimbursements and other in-kind benefits shall be made in accordance with the requirements of section 409A.
Employment is at-Will
Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without advance notice, and for any reason or no particular reason or cause. The Company also reserves the right to modify or amend the terms of your employment at any time, with or without notice, and for any reason in its sole discretion, subject to the terms of this offer letter. This offer letter and the Non-Solicitation and Non-Disclosure Agreement described below are the full and complete agreement between you and the Company with respect to these matters.
Governing Law
This offer letter shall be governed and construed in accordance with the laws of the state of Kentucky without regard to conflicts of law.
Conditions and Contingencies
This offer is contingent upon the satisfactory results of your employment references, background checks, pre-employment drug screening, and verification of eligibility to work in the United States. If the Company is not satisfied with the results of this review, the Company, in its sole discretion, may revoke this offer. In order to comply with the Immigration Reform and Control Act of 1986, you will need to provide proof of United States citizenship or the right to work in the United States on your first day of employment.
It is the Company’s policy to have all new employees sign the Company’s Non-Solicitation and Non-Disclosure Agreement (the “Non-Solicitation and Non-Disclosure Agreement”), a copy of which has been provided to you. This offer letter is contingent on your executing, on or before the Effective Date, the Non-

Solicitation and Non-Disclosure Agreement and all other documents required to be signed pursuant to the Company’s new hire process for salaried employees.
This offer is also contingent upon your acknowledgement and representation to the Company that (a) there are no restrictions, agreements, or understandings whatsoever to which you are a party which would prevent or make unlawful your execution of this offer letter or the Non-Solicitation and Non-Disclosure Agreement or your employment with the Company, (b) your execution of this offer letter and the Non-Solicitation and Non-Disclosure Agreement and your employment hereunder shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound, and (c) you will not bring with you, disclose, or otherwise use any confidential, proprietary, or trade secret information acquired from any prior employer or third party, including such information created by you or others.
All payments under this offer letter shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this offer letter all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall be solely responsible for all federal, state, and local taxes due with respect to any payment received under this offer letter or otherwise in connection with your employment.
I look forward to working with you and am confident that you will make a significant contribution to the Company’s success. Should you have any questions regarding this offer, please do not hesitate to contact me.
Sincerely,
/s/ John E. Welsh III
John E. Welsh III
Chairman of the Board of Directors of General Cable Corporation
Terms and conditions accepted:
Signature: /s/ Michael T. McDonnell             Date: June 4, 2015
Exhibit A – Form of Stock Option Grant Agreement [filed as Exhibit 10.2 to Form 8-K filed June 9, 2015]
Exhibit B – Form of Restricted Stock Unit Grant Agreement [filed as Exhibit 10.3 to Form 8-K filed June 9, 2015]
Exhibit C – Form of Performance Stock Unit Grant Agreement [filed as Exhibit 10.4 to Form 8-K filed June 9, 2015]

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